EXHIBIT 99.1

[LOGO]	News Release

Miller Corporate Center

Media Relations:	For Immediate Release
Charles E. Coleman (626) 304-2014
communications@averydennison.com

Investor Relations:
Cynthia S. Guenther (626) 304-2204
investorcom@averydennison.com

AVERY DENNISON REPORTS

SECOND QUARTER 2003 RESULTS

Net sales grow 14 percent; Earnings per share are $0.71

PASADENA, Calif. – July 22, 2003 – Avery Dennison Corporation (NYSE:AVY) today announced second quarter diluted earnings per share of $0.71, compared with $0.74 for the second quarter a year ago. The results are consistent with the revised expectation for the quarter that the Company announced on June 23.

“As we stated a month ago, weakened global economic conditions in the second quarter have affected our businesses across virtually all geographic regions and product areas, with the exception of our pressure-sensitive materials operation in Asia,” said Philip M. Neal, chairman and chief executive officer of Avery Dennison. “The improvement in order levels that we noted in early June continued in our office products business through the end of the month. However, sales remained weak in our other businesses and in some cases softened further.”

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“While we are disappointed in the slower-than-expected short-term growth, we are confident our top-line growth and productivity initiatives will drive profit improvement over the next twelve months,” Neal said.

Key results for the second quarter of 2003 include:

•	Earnings per share, on a diluted basis, were $0.71, compared with $0.74 for the second quarter of 2002. The impact of currency exchange rates contributed approximately $0.04 per share to second quarter 2003 earnings.

•	Net income was $71.3 million, a decrease of 3.4 percent from $73.8 million in the second quarter of 2002. Included in the results is a net, after-tax benefit of approximately $3 million related to a number of unusual items, including a gain from the settlement of a lawsuit, offset by other factors.

•	Reported sales from continuing operations grew 14 percent to $1.192 billion for the second quarter of 2003, compared with $1.044 billion in the second quarter of 2002, primarily reflecting the impact of acquisitions and the favorable benefit of currency exchange rates.

•	Core unit volume growth increased by approximately 1 percent over the prior-year second quarter.

•	Operating margin declined 160 basis points from the second quarter of 2002. On a sequential basis, operating margin declined 60 basis points from the first quarter of 2003.

Key results for the first six months of 2003 include:

•	Earnings per share, on a diluted basis, were $1.42, compared with $1.40 for the first half of 2002.

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•	Net income grew approximately 3 percent to $142.1 million, compared with $138.6 million in the first six months of 2002.

•	Reported sales from continuing operations grew approximately 19 percent to $2.327 billion, compared with $1.962 billion in the first half of the prior year. Approximately 60 percent of the incremental sales are attributable to acquisitions net of divestitures, and approximately 30 percent of the incremental sales are due to the impact of currency exchange rates. Core sales growth is estimated to be approximately 1 to 2 percent for the first half of 2003.

•	Core unit volume rose approximately 2 to 3 percent, compared with the same period a year ago.

•	Strong returns on investment were reported, with annualized return on shareholders’ equity at 24.2 percent and annualized return on total capital at 15.1 percent. Returns declined from pre-acquisition levels of 27.8 percent for return on shareholders’ equity and 17.3 percent for return on total capital achieved a year ago for the first six months of 2002.

The Pressure-sensitive Adhesives and Materials sector reported sales growth of 16 percent over the second quarter of 2002 to $744 million. Approximately 50 percent of the incremental sales are due to the impact of currency exchange rates, and an estimated 40 percent of the incremental sales are attributable to acquisitions. Core sales growth for the sector is estimated to be 1 to 2 percent.

As the Company indicated in June, the pressure-sensitive adhesive roll materials businesses in North America and Europe were affected by weakened economic conditions in the second quarter of 2003, while operations in Asia continued to achieve double-digit growth. Excluding the impact of the Jackstädt acquisition and currency, the North American roll materials business experienced a

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low single-digit sales decline and the European roll materials business achieved single-digit growth. The roll materials business reported solid sales growth in Asian markets, with an increase of more than 15 percent for the second quarter of 2003. Operating margin for the sector declined 210 basis points, compared with the second quarter of 2002, and decreased 110 basis points, over the first quarter of 2003 on a sequential basis. The decline in operating margin is primarily attributable to the negative effects of reduced unit volumes and a challenging pricing environment.

Reported sales for the Consumer and Converted Products sector grew approximately 9 percent to $503 million for the second quarter of 2003. The benefit of acquisitions and favorable currency exchange rates was partially offset by an overall decline in organic sales of approximately 5 percent. The worldwide office products business reported a decline in sales of approximately 3 to 4 percent, excluding currency, over the second quarter of 2002, as weakened economic conditions in global markets continued, particularly in Europe. Orders in the North American office products business improved in the latter part of the quarter, although shipments associated with these orders will be reflected in third quarter results.

Excluding the positive impact of the RVL and L&E acquisitions and currency, the retail information services business reported low single-digit sales growth during the second quarter of 2003. While this business continues to gain market share, the strong sales growth experienced early in the quarter began to slow as the quarter progressed, as apparel retailers reduced order sizes due to high inventories and uncertain consumer demand. Operating margin for the sector declined by 220 basis points compared with the second quarter of 2002, and decreased 240 basis points over the first quarter of 2003 on a sequential basis. The decline in operating margin is primarily due to the integration of operations related to the RVL and L&E acquisitions, as well as incremental spending on growth initiatives.

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As announced earlier today, Avery Dennison has agreed to divest its European label converting operations to CCL Industries, a major label converting company and customer of Avery Dennison’s pressure-sensitive adhesive materials business. The transaction is expected to close in the third quarter of 2003, subject to meeting customary closing conditions, including regulatory approvals. When the transaction is finalized, the Company expects a negative quarterly impact on net reported sales of approximately $10 million to $15 million, with a negative impact on earnings of approximately $0.02 per share. The deal includes a long-term, global supply agreement for Avery Dennison to provide pressure-sensitive base materials to CCL Industries, which is expected to generate revenue for the Company in 2004 that will partially offset the decrease in sales resulting from the divestiture.

Avery Dennison said it expects earnings to be in the range of $0.70 to $0.75 per share for the third quarter of 2003, and in the range of $1.43 to $1.52 per share for the second half of 2003, including a $0.04 to $0.06 per share benefit from currency translation. Avery Dennison said that its expectation for full-year 2003 earnings is in the range of $2.84 to $2.93 per share. The Company’s expectations exclude any gains on divested operations.

The Company said that these expectations are based on assumed reported revenue growth of 7 percent to 10 percent, including approximately 1 to 2 points of growth from acquisitions net of divestitures, and 6 to 7 points from currency translation. The Company anticipates an operating margin in the range of 9 to 10 percent.

“Due to continuing weakness in our key global markets, we remain cautious about short-term results,” said Neal. “For the long term, our focus on top-line growth strategies remains a key priority. In fact, our aggressive growth acceleration program currently has more than 200 project teams across the Company working to

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develop new products, applications and services. By the end of this year, we anticipate adding annualized revenue of approximately $50 million as a direct result of these efforts.”

“The integration of the businesses we acquired last year is on track and adding immediate value to our operations. At the same time, we are continuing to reduce expenses across the Company in order to weather the current uncertainty in business conditions,” said Neal.

Avery Dennison is a global leader in pressure-sensitive technology and innovative self-adhesive solutions for consumer products and label materials. Based in Pasadena, Calif., the Company had 2002 sales of $4.2 billion. Avery Dennison develops, manufactures and markets a wide range of products for consumer and industrial markets, including Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, automated retail tag, labeling and branding systems, and specialty tapes and polymers.

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Forward-Looking Statements

Certain information presented in this news release may constitute “forward-looking” statements. These statements are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to price and availability of raw materials; foreign exchange rates; worldwide and local economic conditions; selling prices; impact of legal proceedings, including the U.S. Department of Justice criminal investigation into competitive practices in the label stock industry and any related proceedings or lawsuits pertaining to the subject matter; impact of Severe Acute Respiratory Syndrome (SARS) on the economy, the Company’s customers and business; financial condition and inventory strategies of customers; acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in the Company’s SEC filings.

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For more information and to listen to a live broadcast or an audio replay of the

2nd Quarter conference call with analysts, visit the Avery Dennison

Web site at www.investors.averydennison.com

AVERY DENNISON

CONSOLIDATED STATEMENT OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	Jun. 28, 2003	Jun. 29, 2002	Jun. 28, 2003	Jun. 29, 2002
Net sales	$1,192.2	$1,044.0	$2,327.4	$1,962.2
Cost of products sold	820.8	701.7	1,597.6	1,315.5

Gross profit	371.4	342.3	729.8	646.7
Marketing, general & administrative expense	265.5	229.4	512.6	433.3
Interest expense	14.5	9.7	29.4	19.0
Other (income) expense, net	(4.0)	—	(4.0)	—

Income from continuing operations before taxes	95.4	103.2	191.8	194.4
Taxes on income	25.7	31.0	53.7	59.3

Income from continuing operations	69.7	72.2	138.1	135.1
Income from discontinued operations, net of taxes	1.6	1.6	4.0	3.5

Net Income	$71.3	$73.8	$142.1	$138.6

Per share amounts:
Income per common share, assuming dilution:
Continuing operations	$0.70	$0.73	$1.38	$1.36
Discontinued operations	0.01	0.01	0.04	0.04

Net Income	$0.71	$0.74	1.42	$1.40

Average shares outstanding:
Common shares, assuming dilution	99.9	99.4	99.9	99.2
Common shares outstanding at period end	99.4	98.3	99.4	98.2

AVERY DENNISON

SUPPLEMENTARY INFORMATION

(In millions)

(Unaudited)

	Second Quarter Ended
	NET SALES		OPERATING INCOME		OPERATING MARGINS
	2003	2002	2003	2002	2003	2002
Pressure-sensitive Adhesives and Materials	$743.8	$640.2	$54.4	$60.2	7.3%	9.4%
Consumer and Converted Products (1)	503.3	460.0	61.1	65.9	12.1%	14.3%
Discontinued Operations	(14.4)	(12.3)	(2.2)	(2.2)	15.3%	17.9%
Intersegment Sales	(40.5)	(43.9)	N/A	N/A	N/A	N/A
Corporate Expense	N/A	N/A	(3.4)	(11.0)	N/A	N/A
Interest Expense	N/A	N/A	(14.5)	(9.7)	N/A	N/A

TOTAL FROM CONTINUING OPERATIONS	$1,192.2	$1,044.0	$95.4	$103.2	8.0%	9.9%

(1)	Includes results from discontinued operations.

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AVERY DENNISON

SUPPLEMENTARY INFORMATION

(In millions)

(Unaudited)

	Six Months Year-to-Date
	NET SALES		OPERATING INCOME		OPERATING MARGINS
	2003	2002	2003	2002	2003	2002
Pressure-sensitive Adhesives and Materials	$1,468.1	$1,190.6	$115.0	$111.9	7.8%	9.4%
Consumer and Converted Products (1)	976.7	880.1	129.8	126.0	13.3%	14.3%
Discontinued Operations	(29.9)	(24.9)	(5.5)	(4.9)	18.4%	19.7%
Intersegment Sales	(87.5)	(83.6)	N/A	N/A	N/A	N/A
Corporate Expense	N/A	N/A	(18.1)	(19.6)	N/A	N/A
Interest Expense	N/A	N/A	(29.4)	(19.0)	N/A	N/A

TOTAL FROM CONTINUING OPERATIONS	$2,327.4	$1,962.2	$191.8	$194.4	8.2%	9.9%

(1)	Includes results from discontinued operations.

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AVERY DENNISON

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions)

(Unaudited)

ASSETS	Jun. 28, 2003	Jun. 29, 2002
Current assets:
Cash and cash equivalents	$42.9	$25.9
Trade accounts receivable, net	799.6	751.0
Inventories, net	405.9	354.2
Other current assets	151.9	132.9

Total current assets	1,400.3	1,264.0
Property, plant and equipment, net	1,259.3	1,135.4
Goodwill, net	701.1	464.7
Intangibles resulting from business acquisitions, net	153.1	130.9
Other assets	502.3	458.5

	$4,016.1	$3,453.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term and current portion of long-term debt	$326.9	$441.7
Accounts payable	514.5	407.6
Other current liabilities	602.7	496.5

Total current liabilities	1,444.1	1,345.8
Long-term debt	932.0	668.3
Other long-term liabilities	395.7	399.5
Shareholders’ equity:
Common stock	124.1	124.1
Capital in excess of par value	628.9	777.9
Retained earnings	1,727.3	1,622.2
Minimum pension liability	(68.2)	(14.3)
Accumulated other comprehensive loss	(23.2)	(108.3)
Cost of unallocated ESOP shares	(13.6)	(13.7)
Employee stock benefit trusts	(534.2)	(711.6)
Treasury stock at cost	(596.8)	(636.4)

Total shareholders’ equity	1,244.3	1,039.9

	$4,016.1	$3,453.5

Certain prior year amounts have been reclassified to conform with the 2003 financial statement presentation.

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AVERY DENNISON

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	Jun. 28, 2003	Jun. 29, 2002
Operating Activities:
Net income	$142.1	$138.6
Less: income from discontinued operations	4.0	3.5

Income from continuing operations	138.1	135.1
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation	69.0	61.8
Amortization	17.0	9.5
Deferred taxes	(2.4)	3.1
Asset impairment and (gain) or loss on sale of assets	3.6	—

	225.3	209.5
Changes in assets and liabilities	(72.0)	(44.4)

Net cash provided by operating activities from continuing operations	153.3	165.1

Investing Activities:
Purchase of property, plant and equipment	(103.7)	(38.0)
Proceeds from sale of assets	5.0	4.7
Payments for acquisitions	(7.6)	(222.8)
Purchase of software	(7.1)	(8.4)
Other	(3.3)	(3.2)

Net cash used by investing activities of continuing operations	(116.7)	(267.7)

Financing Activities:
Additional borrowings	413.2	384.8
Payments of debt	(363.9)	(219.9)
Dividends paid	(79.6)	(72.5)
Purchase of treasury stock	0.1	(3.3)
Proceeds from exercise of stock options, net	2.1	20.5
Other	8.2	(0.5)

Net cash provided / (used) by financing activities of continuing operations	(19.9)	109.1

Effect of foreign currency translation on cash balances	3.4	0.3

Increase in cash and cash equivalents	20.1	6.8

Cash and cash equivalents, beginning of period	22.8	19.1

Cash and cash equivalents, end of period	$42.9	$25.9

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